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March 23, 2001


Margaret M. Contessa
34 Old West Mountain Road
Ridgefield, Connecticut 06877


Dear Marge:

        I am delighted to offer you employment with Guilford Pharmaceuticals Inc. on the following terms:

        1. Your title will be Vice President, Human Resources. In this capacity you will report to and serve at the discretion of the Senior Vice President and Chief Financial Officer, Andrew R. Jordan.

        2. In consideration of your services, the Company will provide the following compensation:

                a. Salary: Your salary will be set at $17,500.00 per month (for an annualized salary of $210,000.00) payable semi-monthly. Your performance and salary will be reviewed according to our annual review program.

                b. Bonus: You will be eligible to receive such bonuses, if any, as are payable pursuant to any employee bonus plans the Board of Directors may have adopted from time to time.

                c. Signing Bonus: We recognize you have alternative employment opportunities. As an inducement to demonstrate our commitment to have you as part of our senior management team, we are offering you a 10% signing bonus, equivalent to $21,000.

                d. Stock Options: The Company will award you options to purchase 25,000 shares of its common stock, subject to approval of this award by the Board of Directors and subject to the terms and condition of the Company's standard stock option agreement. The price of the options will be the closing price of Guilford's stock on the trading date immediately preceding the date such options are approved by the Board of Directors (or your date of



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Margaret M. Contessa
March 23, 2001
Page 2

                        employment if after the Board's approval). These options will vest 50% after two years, 75% after three years, and 100% after four years from the date of the grant. You will be eligible to receive further stock options, if any, as may be granted pursuant to any stock option plan the Board of Directors may have adopted from time to time.

                e. Equity Offering: The Company will offer you 2,500 shares of its common stock, subject to approval of this award by the Board of Directors and further subject to the terms and conditions of the Company's standard restricted share agreement on the following basis:

                        i) These shares will vest 25% per year over four years.

                        ii) In the event your employment with the Company is terminated for any reason, or you are unable to perform your duties for any reason, the unvested shares will immediately revert to the Company.

                        All taxes related to such grants/awards under (d) and
                        (e) will be your responsibility.

        3. In addition to the aforementioned, the company will assist in your relocation to the Baltimore area. Our policy and the subsequent discussions we had, provide guidelines for the sale of your Connecticut residence and the purchase of a residence in this area and the transition to Maryland.

                To assist you in the transition to Guilford and to defray at least some of your incidental moving and start up expenses associated with your new residence in Baltimore, we are pleased to provide to you an additional one month salary as a supplemental relocation bonus for joining our team. Should you terminate your employment with the Company within one year of your date of hire, you will be responsible for a pro rata reimbursement to the Company of the supplemental bonus.

                Should you voluntarily terminate your employment with the company within one year of your date of hire, you will be responsible for reimbursement to the Company of the relocation expenses, prorated for the term of your employment.



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Margaret M. Contessa
March 23, 2001
Page 3

        4.      Additionally, you will be eligible for the following benefits:

                a. Insurance: The Company will offer you medical, dental, vision, life, short-term, long-term disability and accidental death and dismemberment insurance as is generally available to its employees. You will also be eligible to participate in the split dollar life insurance program generally available to Vice President's after one year of continued employment.

                b. 401(k) Plan: Once you meet the employment eligibility requirements to participate in the Company's 401(k) Plan, you will receive certain matching rights, subject to the terms and conditions of such plan as may be in effect from time to time. Guilford currently matches 50% of the first 6% of employee salary deferral in the form of newly issued Guilford Stock.

                c. Vacation: You will be entitled to vacation in accordance with our corporate vacation policy as in effect from time to time (based on current rate of accrual, you will accrue at an annualized rate of 20 days of Company designated and discretionary vacation days, not counting Company-observed holidays, during your first year of employment).

        In the event your employment is terminated by the Company other than for cause, you would be entitled to severance in the form of a continuation of your then-current base salary for a period not to exceed twelve months. Such payments (except those resulting from a change in control, see below) would cease upon your commencement of paid employment or consultancy during the severance period. During the severance period, the Company would also reimburse you for the cost of continuation of any health, life and disability insurance coverage available at the time of the termination of employment, provided that the Company reserves the right to provide substantially equivalent alternative life and disability coverage to the extent reasonably available upon conversion from full-time employment. Such continuing coverage is conditioned upon your reasonable cooperation in complying with any necessary application procedures. Remaining benefits of employment, including your eligibility for any bonus program and the vesting of unvested options would cease at termination and not continue to accrue during the severance period.

        The Company offers certain terms in the event of a change in control of the Company, including acceleration of vesting of unvested stock options, indemnity for certain excise tax obligations and increased and modified severance arrangements, pursuant to standard agreements generally available to Vice Presidents of the Company. These terms will be extended to you upon commencement of your hire.



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Margaret M. Contessa
March 23, 2001
Page 4



        This offer of employment at will is conditioned among other things on:

                (i) continuing compliance with relevant requirements under the Immigration Reform Act of 1986, including presentation of documentation that proves your identity and legal right to work in the United States;

                (ii) your signing a Patent and Confidentiality Agreement in connection with your employment by the Company; and

                (iii) successful completion of a background investigation and pre-employment physical (Including drug screen).


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Margaret M. Contessa
March 23, 2001
Page 5


        You may accept this offer by signing below and returning the original letter to me in the enclosed envelope.

        All of us at Guilford very much look forward to welcoming you to the Guilford team!

                                            Sincerely,



                                            Andrew R. Jordan
                                            Senior Vice President and Chief
                                            Financial Officer


I accept this offer and agree to comply with all Guilford Pharmaceuticals Inc. corporate policies and procedures, which may be in effect from time to time.





Signature

Date









                       Guilford Pharmaceuticals Inc. Copy